Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated March 24, 2025, except for Note 2 as to which the date is August 21, 2025, with respect to the consolidated financial statements of Globalink Investment Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Costa Mesa, CA

January 6, 2026